Exhibit 99.1

LRAD® Corporation Reports Fiscal Third Quarter 2017 Financial Results

SAN DIEGO, CA – August 9, 2017 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices (“AHDs”) and advanced mass notification systems, today announced financial results for its fiscal third quarter ended June 30, 2017.

Fiscal Third Quarter 2017 Financial Summary

●	Revenues: Fiscal third quarter 2017 revenues totaled $4.1 million, compared to $5.0 million reported in the fiscal third quarter of 2016.

o	Revenues were lower than prior year primarily due to an increase in mass notification orders, which typically have longer build cycles.

o	Bookings during the fiscal third quarter of 2017 were strong at $6.4 million resulting in a backlog of $6.5 million at June 30, 2017.

o	An AHD systems delivery to the U.S. Navy increased revenues in the Americas sales region by 69%, as compared to the same period a year ago.

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Net Income/Loss: The Company reported a net loss of $528,000, or $0.02 per share during the quarter, compared with net income of $277,000, or $0.01 per diluted share, during the fiscal third quarter of 2016.

o	Net loss in the quarter was primarily related to lower revenues and increased costs related to an annual maintenance contract with a foreign navy.

o	Operating expenses increased by 23% due to a bonus accrual based on expected 2017 results, and non-cash share-based compensation, which were partially offset by an increased income tax benefit.

o	The Company recognized an income tax benefit of $436,000 for the three months ended June 30, 2017, compared to an income tax benefit of $7,000 for the three months ended June 30, 2016.

Nine Months Ended June 30, 2017 Financial Summary

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Revenues: Revenues for the nine months ended June 30, 2017 totaled $12.8 million, a 12% increase from the $11.5 million reported during the same period in fiscal 2016. The increase was driven by improved mass notification shipments and stronger domestic revenues.

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Net Loss: For the nine months ended June 30, 2017, the Company reported a net loss of $1.0 million, or $0.03 per share, compared to a net loss of $768,000, or $0.02 per share, reported during the same period in fiscal 2016. The increase in net loss was primarily due to an increase in operating expenses and a reduction in income tax benefit, partially offset by an increase in gross margin.

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Balance Sheet: Cash and cash equivalents totaled $14.4 million at June 30, 2017, an increase from the $13.5 million reported at September 30, 2016. The improved cash position was primarily due to positive cash generated from operations. Working capital totaled $23.0 million at June 30, 2017, compared to $23.1 million at September 30, 2016.

“Year to date ONE VOICE® mass notification revenues have increased 160% from the same period in the prior year,” commented Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “Total bookings for the year are up 48% compared to the prior year, with mass notification orders representing 30% of the year to date bookings.”

Select Fiscal Third Quarter Operating and Business Highlights

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Announced a second LRAD 360XT systems order from one of the largest oil and gas companies in Eurasia. The LRAD ONE VOICE mobile mass notification systems in the $1.6 million order feature LRAD's solar power option and will be integrated with a gas detection alarm system.

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Introduced two new mass notification products: the LRAD DS-60X and the LRAD DS-60XL. The LRAD DS-60XL is powered by LRAD's XL driver technology, which generates greater audio output and broadcast area coverage.

●	Received over $3.2 million in international AHD orders for public safety, homeland security, defense, and wildlife preservation.

“For the first nine months of fiscal 2017, revenues were up in all geographic sales regions, led by continued international AHD demand and growth in our ONE VOICE mass notification business,” continued Danforth. “With the increasing backlog and healthy bookings trend, we are well-positioned for a strong fourth quarter and fiscal year-over-year revenue growth in all our sales regions, and AHD and mass notification business segments.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped, but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal third quarter 2017 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888-567-1602, or toll/international at 862-255-5346. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/21930. A replay of the call will be available approximately four hours after the call concludes, and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@LRAD.com.

About LRAD Corporation

Using advanced technology and superior voice intelligibility, LRAD Corporation’s proprietary Long Range Acoustic Devices® and revolutionary ONE VOICE® mass notification systems are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit www.LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2016. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com

LRAD Corporation

Condensed Consolidated Balance Sheets

(000's omitted)

	June 30,
	2017	September 30,
	(Unaudited)	2016

ASSETS
Current assets:
Cash and cash equivalents	$14,376	$13,467
Short-term marketable securities	3,614	2,936
Accounts receivable	2,384	3,409
Inventories, net	5,711	4,764
Prepaid expenses and other	619	596
Total current assets	26,704	25,172
Long-term marketable securities	1,409	2,188
Deferred tax assets	9,282	8,527
Property and equipment, net	557	473
Intangible assets, net	65	63
Other assets	211	391
Total assets	$38,228	$36,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,798	$575
Accrued liabilities	1,898	1,503
Total current liabilities	3,696	2,078
Other liabilities - noncurrent	62	165
Total liabilities	3,758	2,243
Total stockholders' equity	34,470	34,571
Total liabilities and stockholders' equity	$38,228	$36,814

LRAD Corporation

Condensed Consolidated Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues	$4,129	$5,042	$12,813	$11,466
Cost of revenues	2,420	2,602	6,945	6,096
Gross profit	1,709	2,440	5,868	5,370

Operating expenses:
Selling, general and administrative	2,040	1,568	5,899	5,305
Research and development	666	632	1,859	1,791
Total operating expenses	2,706	2,200	7,758	7,096

(Loss) income from operations	(997)	240	(1,890)	(1,726)
Other income	33	30	95	95
(Loss) income from operations before income taxes	(964)	270	(1,795)	(1,631)
Income tax benefit	(436)	(7)	(753)	(863)
Net (loss) income	$(528)	$277	$(1,042)	$(768)

Net (loss) income per common share
Basic and diluted	$(0.02)	$0.01	$(0.03)	$(0.02)
Weighted average common shares outstanding:
Basic	31,861,916	31,798,853	31,820,632	32,028,153
Diluted	31,861,916	31,798,853	31,820,632	32,028,153
Cash dividends declared per common share		$0.01		$0.03